Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (“Amendment”), dated as of May 21, 2010, is between CAPSTONE THERAPEUTICS CORP., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York corporation (the “Rights Agent”).

A.  The Company and the Rights Agent entered into a Rights Agreement, dated as of June 19, 2007 (the “Rights Agreement”), with the Company party thereto under the name of OrthoLogic Corp.

B.  Subsequent to the execution of the Rights Agreement, the Company changed its name from OrthoLogic Corp. to Capstone Therapeutics Corp.

C.  The Company and the Rights Agent now wish to amend the Rights Agreement to reflect the Company’s name change and an amendment to the Final Expiration Date (as defined therein), as set forth herein.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as follows:

1.           All references in the Agreement to “OrthoLogic Corp.” shall hereby be changed to “Capstone Therapeutics Corp.”

2.           Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a)           Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Separation Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Series A Share as to which the Rights are exercised, at or prior to the close of business on the earlier of (i) June 19, 2011 (the “Final Expiration Date”) or (ii) the date on which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”).

3.           All references to the date of June 19, 2010 in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Series A Stock) to the Rights Agreement shall hereby be changed to June 19, 2011.

4.           Except as amended pursuant to this Amendment, the Rights Agreement shall remain in force and effect in accordance with its terms.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed as of the day and year first above written.

CAPSTONE THERAPEUTICS CORP.

By:	/s/ John M. Holliman, III
Name: John M. Holliman, III
Title: Executive Chairman

THE BANK OF NEW YORK

By:	/s/ Steven Myers
Name: Steven Myers
Title: Vice President

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